Exhibit 99

Heritage Financial Group Reports First Quarter Earnings

Company Declares Quarterly Cash Dividend of $0.08 Per Share

ALBANY, Ga.--(BUSINESS WIRE)--April 23, 2009--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the first quarter ended March 31, 2009. The Company reported a profit for the quarter despite the challenging business environment underscored by ongoing recessionary conditions, a continued downturn in the real estate sector and diminished loan demand, as well as increased pressure on net interest margin due to an unprecedented low interest rate environment. For the first quarter, the Company's net income totaled $395,000 or $0.04 per diluted share compared with net income of $580,000 or $0.06 per diluted share in the prior-year period.

Separately, Heritage Financial Group announced that its Board of Directors has declared a regular quarterly cash dividend of $0.08 per share. The dividend will be paid on May 22, 2009, to stockholders of record as of May 8, 2009. Heritage, MHC, which holds 7,868,875 shares or approximately 76% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "Considering the challenging times, we are pleased to report a profitable first quarter even though we recognize the Company's earnings fell somewhat short of the prior-year mark. Still, in the face of stiff economic and industry headwinds, our company continues to weather this downturn well with a solid operational performance. More important, we continue to work through this difficult period with a strong capital position, without any assistance from the government's troubled asset relief plan." At the end of the first quarter of 2009, Heritage Financial Group's capital levels remained significantly above the levels required to be considered "well-capitalized" under regulatory standards – the highest capital rating category a financial institution can achieve. The Bank's total risk-based capital ratio at March 31, 2009, was 16.82%, far exceeding the required minimum of 10% to be considered a well-capitalized institution. Tangible common equity at March 31, 2009, stood at 12.5% of total assets.

"While we are pleased to see that new additions to nonperforming loans slowed somewhat in the first quarter of 2009, the current environment remains very fluid and uncertain," Dorminey added. "We recognize that a protracted recession likely will lead to additional pressure on credit quality, so we remain diligent in our efforts to identify and resolve loan problems as quickly as possible."

Net interest income for the first quarter declined 4% to $3,556,000 from $3,690,000 in the same quarter last year. Net interest margin rose 19 basis points to 3.31% in the first quarter versus 3.12% in the fourth quarter of 2008; however, reflecting significant interest rate cuts by the Federal Reserve Board since the first quarter of 2008, and their adverse impact on loan yields, net interest margin declined 28 basis points from the year-earlier period.

Total nonperforming assets remained relatively stable in the first quarter of 2009, on a linked-quarter basis, declining slightly to $9,319,000 from $9,401,000. Nonperforming loans at the end of the first quarter increased $635,000 compared with December 31, 2008, while other real estate owned (OREO) and repossessed assets declined $717,000 in the first quarter of 2009, reflecting the Company's recent disposition of 35% of the OREO it held as of December 31, 2008, for a loss of only $49,000. In the year-earlier quarter, nonperforming assets totaled $4,735,000. Net charge-offs to average outstanding loans, on an annualized basis, were 0.42% for the first quarter of 2009 versus 1.58% for the fourth quarter of 2008 and 0.12% for the prior-year period. Even though the Company has relatively little exposure to acquisition, construction and development loans, management believes that nonperforming assets as well as net charge-offs will likely remain at elevated levels until the economy begins to recover.

Although nonperforming assets remained relatively stable in the first quarter of 2009 on a linked-quarter basis, criticized and classified loans increased somewhat during the first quarter. Because of this, and considering continued weakness in real estate and the overall economy, the Company increased its provision for loan losses during the quarter to $800,000 from $400,000 in the year-earlier period. At March 31, 2009, the allowance for loan losses totaled $5,435,000 or 1.82% of total loans outstanding versus $4,951,000 or 1.64% of total loans outstanding at December 31, 2008, and $4,720,000 or 1.51% of total loans outstanding at March 31, 2008.

Noninterest income totaled $1,645,000 for the first quarter of 2009, down 7% from $1,765,000 in the year-earlier quarter, reflecting primarily lower service charges on deposit accounts. Noninterest expense for the first quarter of 2009 declined 6% to $4,115,000 from $4,356,000 in the first quarter of 2008, resulting primarily from lower salaries and employee benefits due to a reduction in employee headcount over the past year, lower advertising and marketing expense, and reduced legal and professional costs. In the first quarter of 2009, the Company recorded an income tax benefit of $108,000 versus an income tax provision of $120,000 in the year-earlier period due to the increasing significance of bank-owned life insurance and other tax-free income relative to taxable income.

The Company's total assets declined 2% to $490,992,000 at March 31, 2009, from $502,058,000 at December 31, 2008, reflecting primarily weaker demand for loans in the current economic environment. Total assets were $484,407,000 at March 31, 2008. Gross loans declined 1% to $298,151,000 at March 31, 2009, from $302,488,000 at December 31, 2008, and 5% from $312,279,000 at March 31, 2008. Deposits dropped 5% to $321,491,000 at March 31, 2009, from $338,546,000 at the end of 2008, primarily due to the run-off of higher-cost brokered deposits, but were up 2% from $316,389,000 at March 31, 2008. Total stockholders' equity rose slightly to $62,421,000 at March 31, 2009, from $62,213,000 at December 31, 2008, but was down 4% from $65,307,000 at March 31, 2008, primarily due to stock repurchase activity during the intervening year. In the first quarter ended March 31, 2009, the Company repurchased approximately 47,000 shares under its stock repurchase programs at a cost of $412,000. The Company has remaining authority to repurchase approximately 189,000 shares under its current program.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through eight full-service banking offices. As of March 31, 2009, the Company reported total assets of approximately $491 million and total stockholders' equity of approximately $62 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 76% of the shares of Heritage Financial Group. The remaining 24% of Heritage Financial Group's shares are held by public stockholders.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

HERITAGE FINANCIAL GROUP
Unaudited Financial Highlights
(In thousands, except per share amounts)

		First Quarter Ended March 31,
		2009	2008
Interest income		$6,128	$7,033
Interest expense		2,572	3,343
Net interest income		3,556	3,690
Provision for loan losses		800	400
Net interest income after provision for loan losses		2,757	3,690
Noninterest income		1,645	1,765
Noninterest expense		4,115	4,355
Income before income taxes		287	700
Income tax (benefit) expense		(108)	120
Net income		$395	$580
Net income per share:
Basic		$0.04	$0.06
Diluted		$0.04	$0.06
Weighted average shares outstanding:
Basic		10,026	10,283
Diluted		10,026	10,310
Dividends declared per share		$0.08	$0.07

	March 31, 2009	Dec. 31, 2008	March 31, 2008
Total assets	$490,992	$502,058	$484,407
Cash and cash equivalents	12,563	10,160	9,113
Interest-bearing deposits in banks	651	746	567
Securities available for sale	128,712	116,141	128,824
Loans receivable	298,151	302,488	312,279
Allowance for loan losses	5,435	4,951	4,720
Total deposits	321,492	338,546	316,389
Federal Home Loan Bank advances	52,500	52,500	65,000
Stockholders' equity	62,421	62,213	65,307

Selected Consolidated Financial Ratios and Other Data (unaudited) for the first quarter ended March 31, 2009, may be found at the Company's website under SEC Filings. Investors should refer to the Company's Form 10-Q for the quarter ended March 31, 2009, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Heritage Financial Group
T. Heath Fountain
Senior Vice President and Chief Financial Officer
229-878-2055